For further information contact:
John W. Bordelon, Chairman of the Board, President and CEO
(337) 237-1960

Release Date:	January 27, 2025
For Immediate Release

HOME BANCORP ANNOUNCES 2024 FOURTH QUARTER RESULTS
AND INCREASES QUARTERLY DIVIDEND BY 4%

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank, N.A. (the “Bank”) (www.home24bank.com), reported financial results for the fourth quarter of 2024. For the quarter, the Company reported net income of $9.7 million, or $1.21 per diluted common share (“diluted EPS”), up $236,000, or 3%, from $9.4 million, or $1.18 diluted EPS, for the third quarter of 2024.

“We are very excited about the improvement in our NIM and our overall fourth quarter results," said John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. “During the fourth quarter, we had strong loan growth with a modest increase in deposits and improvement in our nonperforming assets, which resulted in strong profitability. The net interest margin increased to 3.82% for the quarter primarily due to our ability to manage lower funding cost and obtain over 7% annualized loan growth. We are confident that our vibrant markets, credit-focused culture, and strong capital levels have positioned us to continue the momentum in 2025.”

Fourth Quarter 2024 Highlights

•Loans totaled $2.7 billion at December 31, 2024, up $49.9 million, or 2% (an increase of 7% on an annualized basis), from September 30, 2024.

~~•~~Deposits totaled $2.8 billion at December 31, 2024, up $3.2 million, or less than 1% (less than 1% on an annualized basis), from September 30, 2024.

•Net interest income in the fourth quarter of 2024 totaled $31.6 million, up $1.2 million, or 4%, from the prior quarter.

•The net interest margin ("NIM") increased 11 basis points from 3.71% for the third quarter of 2024 to 3.82% in the fourth quarter of 2024 primarily due to lower funding cost and flat yield on interest earning assets.

~~•~~Nonperforming assets totaled $15.6 million, or 0.45% of total assets, at December 31, 2024, down $2.7 million, or 15%, from September 30, 2024, primarily due to improved performance of certain loans, including nonperforming loans, and paydowns.

•The Company recorded a $873,000 provision to the allowance for loan losses in the fourth quarter of 2024, compared to a $140,000 provision in the third quarter of 2024, primarily due to loan growth.

•Net loan charge-offs were $235,000 for the fourth quarter of 2024, compared to net loan charge-offs of $74,000 during the third quarter of 2024. Year-to-date net loan charge offs to average loans was 0.04% at December 31, 2024.

Loans

Loans totaled $2.7 billion at December 31, 2024, up $49.9 million, or 2%, from September 30, 2024. The following table summarizes the changes in the Company’s loan portfolio from September 30, 2024 to December 31, 2024.

	December 31,	September 30,	Increase (Decrease)
(dollars in thousands)	2024	2024	Amount	Percent
Real estate loans:
One- to four-family first mortgage	$501,225	$502,784	$(1,559)	—%
Home equity loans and lines	79,097	80,935	(1,838)	(2)
Commercial real estate	1,158,781	1,143,152	15,629	1
Construction and land	352,263	329,787	22,476	7
Multi-family residential	178,568	169,443	9,125	5
Total real estate loans	2,269,934	2,226,101	43,833	2
Other loans:
Commercial and industrial	418,627	412,753	5,874	1
Consumer	29,624	29,432	192	1
Total other loans	448,251	442,185	6,066	1
Total loans	$2,718,185	$2,668,286	$49,899	2%

The average loan yield was 6.43% for the fourth quarter of 2024, which was unchanged from the third quarter of 2024. The flat loan yield was impacted by a few factors for the fourth quarter of 2024. 39% of the loan portfolio is adjustable therefore the yield began declining in mid-September 2024 as the Federal Reserve cut rates. The net loan yield was higher by approximately 3 bps, or $189,000, for the quarter due to a nonperforming relationship paying off during the quarter which was offset slightly from loans transferring to nonperforming. In addition, yields on loans were impacted by higher rates on new loans and loans paying off at lower rates. We experienced growth in construction and land, commercial real estate and multi-family loans for the current quarter across most of our markets.

Credit Quality and Allowance for Loan Losses

Nonperforming assets (“NPAs”), totaled $15.6 million, or 0.45% of total assets at December 31, 2024, down $2.7 million, or 15%, from $18.4 million, or 0.53% of total assets, at September 30, 2024. The Company recorded net loan charge-offs of $235,000 during the fourth quarter of 2024, compared to net loan charge-offs of $74,000 for the third quarter of 2024.

The Company made a $873,000 provision to the allowance for loan losses in the fourth quarter of 2024 primarily due to loan growth. For the year ended December 31, 2024, provisions to the allowance for loan losses totaled $2.4 million. At December 31, 2024, the allowance for loan losses totaled $32.9 million, or 1.21% of total loans, compared to $32.3 million, or 1.21% of total loans, at September 30, 2024. Changes in expected losses reflect various factors including the changing economic activity, potential mitigating effects of governmental stimulus, customer specific information impacting changes in risk ratings, projected delinquencies and the impact of industry-wide loan modification efforts, among other factors.

The following tables present the Company’s loan portfolio by credit quality classification as of December 31, 2024 and September 30, 2024.

	December 31, 2024
(dollars in thousands)	Pass	Special Mention	Substandard	Total
One- to four-family first mortgage	$493,368	$823	$7,034	$501,225
Home equity loans and lines	78,818	—	279	79,097
Commercial real estate	1,140,240	—	18,541	1,158,781
Construction and land	347,039	—	5,224	352,263
Multi-family residential	177,638	—	930	178,568
Commercial and industrial	414,872	—	3,755	418,627
Consumer	29,597	—	27	29,624
Total	$2,681,572	$823	$35,790	$2,718,185

	September 30, 2024
(dollars in thousands)	Pass	Special Mention	Substandard	Total
One- to four-family first mortgage	$494,180	$859	$7,745	$502,784
Home equity loans and lines	80,729	—	206	80,935
Commercial real estate	1,125,331	—	17,821	1,143,152
Construction and land	323,751	308	5,728	329,787
Multi-family residential	168,513	—	930	169,443
Commercial and industrial	409,388	1,248	2,117	412,753
Consumer	29,302	—	130	29,432
Total	$2,631,194	$2,415	$34,677	$2,668,286

Investment Securities

The Company's investment securities portfolio totaled $403.9 million at December 31, 2024, a decrease of $17.9 million, or 4%, from September 30, 2024. At December 31, 2024, the Company had a net unrealized loss position on its investment securities of $41.0 million, compared to a net unrealized loss of $32.2 million at September 30, 2024. The Company’s investment securities portfolio had an effective duration of 3.9 years and 3.7 years at December 31, 2024 and September 30, 2024, respectively. The Company made securities purchases of $5.6 million during the fourth quarter of 2024, compared to $4.9 million during third quarter of 2024. No other purchases or sales of securities were made during the year.

The following table summarizes the composition of the Company's investment securities portfolio at December 31, 2024.

(dollars in thousands)	Amortized Cost	Fair Value
Available for sale:
U.S. agency mortgage-backed	$291,351	$261,873
Collateralized mortgage obligations	73,931	71,389
Municipal bonds	53,458	45,829
U.S. government agency	18,079	17,128
Corporate bonds	6,985	6,573
Total available for sale	$443,804	$402,792
Held to maturity:
Municipal bonds	$1,065	$1,065
Total held to maturity	$1,065	$1,065

Approximately 33% of the investment securities portfolio was pledged as of December 31, 2024 to secure public deposits. In the fourth quarter of 2024, the Company paid off its $135.0 million loan with the Federal Reserve Bank Term Funding Program ("BTFP"). As of December 31, 2024 and September 30, 2024, the Company had $134.9 million and $142.0 million, respectively, of securities pledged to secure public deposits and none and $135.0 million, respectively, pledged to the BTFP borrowings.

Deposits

Total deposits were $2.8 billion at December 31, 2024, up $3.2 million, or less than 1%, from September 30, 2024. Non-maturity deposits decreased $6.4 million, or less than 1% during the fourth quarter of 2024 to $2.0 billion. The following table summarizes the changes in the Company’s deposits from September 30, 2024 to December 31, 2024.

	December 31,	September 30,	Increase/(Decrease)
(dollars in thousands)	2024	2024	Amount	Percent
Demand deposits	$733,073	$740,854	$(7,781)	(1)%
Savings	210,977	215,815	(4,838)	(2)
Money market	457,483	452,456	5,027	1
NOW	645,246	644,061	1,185	—
Certificates of deposit	733,917	724,301	9,616	1
Total deposits	$2,780,696	$2,777,487	$3,209	—%

The average rate on interest-bearing deposits decreased 12 basis points from 2.78% for the third quarter of 2024 to 2.66% for the fourth quarter of 2024. At December 31, 2024, certificates of deposit maturing within the next 12 months totaled $693.3 million, or 94%, with 58% of the balance maturing in the first quarter of 2025.

We obtain most of our deposits from individuals, small businesses and public funds in our market areas. The following table presents our deposits per customer type for the periods indicated.

	December 31, 2024	September 30, 2024
Individuals	53%	52%
Small businesses	37	38
Public funds	7	7
Broker	3	3
Total	100%	100%

The total amounts of our uninsured deposits (deposits in excess of $250,000, as calculated in accordance with FDIC regulations) were $813.6 million at December 31, 2024 and $818.7 million at September 30, 2024. Public funds in excess of the FDIC insurance limits are fully collateralized.

Net Interest Income

The net interest margin ("NIM") increased 11 basis points from 3.71% for the third quarter of 2024 to 3.82% for the fourth quarter of 2024 primarily due to a decline in the funding cost for average interest-bearing liabilities while the yield on average interest-earning assets remained unchanged.

The average cost of interest-bearing deposits decreased by 12 basis points in the fourth quarter of 2024 compared to the third quarter of 2024. The decrease in deposit costs primarily reflects the decline in certificate of deposit rates as they matured.

Average other interest-earning assets were $97.5 million for the fourth quarter of 2024, up $17.8 million, or 22%, from the third quarter of 2024 primarily due to an increase in the average balance of cash and cash equivalents.

Loan accretion income from acquired loans totaled $421,000 for the fourth quarter of 2024, down $31,000, or 7%, compared to the third quarter of 2024.

Average other borrowings were $107.8 million for the fourth quarter of 2024, down $32.8 million, 23%, from the third quarter of 2024 primarily due to the payoff of the BTFP loan, which was replaced with short-term FHLB advances.

The average rate paid on total interest-bearing deposits was 2.66% for the fourth quarter of 2024, down 12 basis points from the third quarter of 2024, due to the lower funding cost. The average rate paid on certificate of deposits was 4.33% for the fourth quarter of 2024, down 26 basis points from the third quarter of 2024.

The following table summarizes the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent (“TE”) yields on investment securities have been calculated using a marginal tax rate of 21%.

	For the Three Months Ended
	December 31, 2024			September 30, 2024
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans receivable	$2,686,188	$43,978	6.43%	$2,668,672	$43,711	6.43%
Investment securities (TE)	449,216	2,703	2.42	454,024	2,677	2.38
Other interest-earning assets	97,492	1,123	4.58	79,668	991	4.95
Total interest-earning assets	$3,232,896	$47,804	5.82%	$3,202,364	$47,379	5.82%

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$1,311,815	$5,721	1.73%	$1,266,465	$5,571	1.75%
Certificates of deposit	723,764	7,885	4.33	722,717	8,337	4.59
Total interest-bearing deposits	2,035,579	13,606	2.66	1,989,182	13,908	2.78
Other borrowings	107,767	1,279	4.72	140,539	1,673	4.74
Subordinated debt	54,427	848	6.23	54,374	844	6.21
FHLB advances	52,926	485	3.63	56,743	572	3.99
Total interest-bearing liabilities	$2,250,699	$16,218	2.87%	$2,240,838	$16,997	3.02%
Noninterest-bearing deposits	$754,133			$741,386
Net interest spread (TE)			2.95%			2.80%
Net interest margin (TE)			3.82%			3.71%

Noninterest Income

Noninterest income for the fourth quarter of 2024 totaled $3.6 million, down $63,000, or 2%, from the third quarter of 2024. The decrease was related primarily to decreases in gains on sale of loans (down $133,000) and bank card fees (down $27,000), which were partially offset by increases in gains on sale of assets, net (up $49,000) and service fees and charges (up $43,000) for the fourth quarter of 2024 compared to the third quarter of 2024.

Noninterest Expense

Noninterest expense for the fourth quarter of 2024 totaled $22.4 million, up $97,000, or less than 1%, compared to the third quarter of 2024. The increase was primarily due to increases in marketing and advertising (up $285,000), compensation and benefits (up $256,000) and provision for credit losses on unfunded commitments (up $240,000), which were partially offset by decreases in occupancy expense (down $390,000), data processing and communications (down $120,000), other noninterest expense (down $120,000), franchise and shares taxes (down $88,000) and professional services (down $34,000).

Capital and Liquidity

At December 31, 2024, shareholders’ equity totaled $396.1 million, up $2.6 million, or 1%, compared to $393.5 million at September 30, 2024. The increase was primarily due to the Company’s earnings of $9.7 million during the fourth quarter of 2024, which were partially offset by an increase in accumulated other comprehensive loss on available for sale investment securities and shareholder's dividends and repurchases of shares of the Company's common stock. The market value of the Company's available for sale securities at December 31, 2024 decreased $8.8 million, or 27%, during the fourth quarter of 2024. Preliminary Tier 1 leverage capital and total risk-based capital ratios were 11.38% and 14.51%, respectively, at December 31, 2024, compared to 11.32% and 14.74%, respectively, at September 30, 2024.

The following table summarizes the Company's primary and secondary sources of liquidity which were available at December 31, 2024.

(dollars in thousands)	December 31, 2024
Cash and cash equivalents	$98,548
Unencumbered investment securities, amortized cost	122,686
FHLB advance availability	1,088,068
Amounts available from unsecured lines of credit	55,000
Federal Reserve discount window availability	500
Total primary and secondary sources of available liquidity	$1,364,802

Dividend and Share Repurchases

The Company announced that its Board of Directors declared a quarterly cash dividend on shares of its common stock of $0.27 per share payable on February 21, 2025, to shareholders of record as of February 10, 2025.

The Company repurchased 2,000 shares of its common stock during the fourth quarter of 2024 at an average price per share of $49.11. At December 31, 2024, an additional 311,812 shares remain eligible for purchase under the 2023 Repurchase Plan. The book value per share and tangible book value per share of the Company’s common stock was $48.95 and $38.44, respectively, at December 31, 2024.
Conference Call

Executive management will host a conference call to discuss fourth quarter 2024 results on Tuesday, January 28, 2025 at 7:30 a.m. CDT. Analysts, investors and interested parties may attend the conference call by dialing toll free 1.646.357.8785 (US Local/International) or 1.800.836.8184 (US Toll Free). The investor presentation can be accessed the day of the presentation on the Home Bancorp, Inc. website at https://home24bank.investorroom.com.

A replay of the conference call and a transcript of the call will be posted to the Investor Relations page of the Company's website, https://home24bank.investorroom.com.

Non-GAAP Reconciliation

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes intangible assets. Management believes the presentation of this non-GAAP financial information provides useful information that is helpful to a full understanding of the Company’s financial position and operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial information presented by other companies. A reconciliation of non-GAAP information included herein to GAAP is presented below.

	For the Three Months Ended
(dollars in thousands, except per share data)	December 31, 2024	September 30, 2024	December 31, 2023

Reported net income	$9,673	$9,437	$9,385
Add: Core deposit intangible amortization, net tax	250	259	298
Non-GAAP tangible income	$9,923	$9,696	$9,683

Total assets	$3,443,668	$3,441,990	$3,320,122
Less: Intangible assets	85,044	85,361	86,372
Non-GAAP tangible assets	$3,358,624	$3,356,629	$3,233,750

Total shareholders’ equity	$396,088	$393,453	$367,444
Less: Intangible assets	85,044	85,361	86,372
Non-GAAP tangible shareholders’ equity	$311,044	$308,092	$281,072

Return on average equity	9.71%	9.76%	10.61%
Add: Average intangible assets	2.99	3.14	3.92
Non-GAAP return on average tangible common equity	12.70%	12.90%	14.53%

Common equity ratio	11.50%	11.43%	11.07%
Less: Intangible assets	2.24	2.25	2.38
Non-GAAP tangible common equity ratio	9.26%	9.18%	8.69%

Book value per share	$48.95	$48.75	$45.04
Less: Intangible assets	10.51	10.58	10.59
Non-GAAP tangible book value per share	$38.44	$38.17	$34.45

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2023, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for credit losses, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

(dollars in thousands)	December 31, 2024	September 30, 2024	% Change	December 31, 2023
Assets
Cash and cash equivalents	$98,548	$135,877	(27)%	$75,831
Interest-bearing deposits in banks	—	—	—	99
Investment securities available for sale, at fair value	402,792	420,723	(4)	433,926
Investment securities held to maturity	1,065	1,065	—	1,065
Mortgage loans held for sale	832	242	244	361
Loans, net of unearned income	2,718,185	2,668,286	2	2,581,638
Allowance for loan losses	(32,916)	(32,278)	(2)	(31,537)
Total loans, net of allowance for loan losses	2,685,269	2,636,008	2	2,550,101
Office properties and equipment, net	42,324	42,659	(1)	41,980
Cash surrender value of bank-owned life insurance	48,421	48,139	1	47,321
Goodwill and core deposit intangibles	85,044	85,361	—	86,372
Accrued interest receivable and other assets	79,373	71,916	10	83,066
Total Assets	$3,443,668	$3,441,990	—	$3,320,122

Liabilities
Deposits	$2,780,696	$2,777,487	—%	$2,670,624
Other Borrowings	5,539	140,539	(96)	5,539
Subordinated debt, net of issuance cost	54,459	54,402	—	54,241
Federal Home Loan Bank advances	175,546	38,410	357	192,713
Accrued interest payable and other liabilities	31,340	37,699	(17)	29,561
Total Liabilities	3,047,580	3,048,537	—	2,952,678

Shareholders' Equity
Common stock	81	81	—%	81
Additional paid-in capital	168,138	166,743	1	165,823
Common stock acquired by benefit plans	(1,339)	(1,428)	6	(1,697)
Retained earnings	259,190	251,692	3	234,619
Accumulated other comprehensive loss	(29,982)	(23,635)	(27)	(31,382)
Total Shareholders' Equity	396,088	393,453	1	367,444
Total Liabilities and Shareholders' Equity	$3,443,668	$3,441,990	—	$3,320,122

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME
(Unaudited)
	For the Three Months Ended
(dollars in thousands, except per share data)	December 31, 2024	September 30, 2024	% Change	December 31, 2023	% Change
Interest Income
Loans, including fees	$43,978	$43,711	1%	$39,820	10%
Investment securities	2,703	2,677	1	2,837	(5)
Other investments and deposits	1,123	991	13	742	51
Total interest income	47,804	47,379	1	43,399	10
Interest Expense
Deposits	13,606	13,908	(2)%	10,536	29%
Other borrowings	1,279	1,673	(24)	53	2313
Subordinated debt expense	848	844	—	844	—
Federal Home Loan Bank advances	485	572	(15)	2,684	(82)
Total interest expense	16,218	16,997	(5)	14,117	15
Net interest income	31,586	30,382	4	29,282	8
Provision for loan losses	873	140	524	665	31
Net interest income after provision for loan losses	30,713	30,242	2	28,617	7
Noninterest Income
Service fees and charges	1,334	1,291	3%	1,235	8%
Bank card fees	1,586	1,613	(2)	1,646	(4)
Gain on sale of loans, net	62	195	(68)	46	35
Income from bank-owned life insurance	282	281	—	267	6
Gain (loss) on sale of assets, net	39	(10)	490	(7)	657
Other income	326	322	1	291	12
Total noninterest income	3,629	3,692	(2)	3,478	4
Noninterest Expense
Compensation and benefits	13,314	13,058	2%	11,401	17%
Occupancy	2,342	2,732	(14)	2,467	(5)
Marketing and advertising	667	382	75	759	(12)
Data processing and communication	2,526	2,646	(5)	2,423	4
Professional fees	416	450	(8)	465	(11)
Forms, printing and supplies	214	188	14	195	10
Franchise and shares tax	400	488	(18)	131	205
Regulatory fees	483	493	(2)	589	(18)
Foreclosed assets, net	125	62	102	43	191
Amortization of acquisition intangible	317	328	(3)	377	(16)
Provision for credit losses on unfunded commitments	240	—	—	140	71
Other expenses	1,311	1,431	(8)	1,614	(19)
Total noninterest expense	22,355	22,258	—	20,604	8
Income before income tax expense	11,987	11,676	3	11,491	4
Income tax expense	2,314	2,239	3	2,106	10
Net income	$9,673	$9,437	3	$9,385	3

Earnings per share - basic	$1.22	$1.19	3%	$1.18	3%
Earnings per share - diluted	$1.21	$1.18	3	$1.17	3

Cash dividends declared per common share	$0.26	$0.25	4%	$0.25	4%

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION
(Unaudited)
	For the Three Months Ended
(dollars in thousands, except per share data)	December 31, 2024	September 30, 2024	% Change	December 31, 2023	% Change
EARNINGS DATA
Total interest income	$47,804	$47,379	1%	$43,399	10%
Total interest expense	16,218	16,997	(5)	14,117	15
Net interest income	31,586	30,382	4	29,282	8
Provision for loan losses	873	140	524	665	31
Total noninterest income	3,629	3,692	(2)	3,478	4
Total noninterest expense	22,355	22,258	—	20,604	8
Income tax expense	2,314	2,239	3	2,106	10
Net income	$9,673	$9,437	3	$9,385	3

AVERAGE BALANCE SHEET DATA
Total assets	$3,439,925	$3,405,083	1%	$3,299,069	4%
Total interest-earning assets	3,232,896	3,202,364	1	3,111,245	4
Total loans	2,686,188	2,668,672	1	2,572,400	4
PPP loans	2,742	4,470	(39)	5,643	(51)
Total interest-bearing deposits	2,035,579	1,989,182	2	1,864,755	9
Total interest-bearing liabilities	2,250,699	2,240,838	—	2,136,920	5
Total deposits	2,789,712	2,730,568	2	2,641,939	6
Total shareholders' equity	396,163	384,518	3	350,898	13

PER SHARE DATA
Earnings per share - basic	$1.22	$1.19	3%	$1.18	3%
Earnings per share - diluted	1.21	1.18	3	1.17	3
Book value at period end	48.95	48.75	—	45.04	9
Tangible book value at period end	38.44	38.17	1	34.45	12
Shares outstanding at period end	8,091,522	8,070,539	—	8,158,281	(1)
Weighted average shares outstanding
Basic	7,944,629	7,921,582	—%	7,978,160	—%
Diluted	7,993,852	7,966,957	—	8,008,362	—

SELECTED RATIOS (1)
Return on average assets	1.12%	1.10%	2%	1.13%	(1)%
Return on average equity	9.71	9.76	(1)	10.61	(8)
Common equity ratio	11.50	11.43	1	11.07	4
Efficiency ratio (2)	63.48	65.32	(3)	62.89	1
Average equity to average assets	11.52	11.29	2	10.64	8
Tier 1 leverage capital ratio (3)	11.38	11.32	1	10.98	4
Total risk-based capital ratio (3)	14.51	14.74	(2)	14.23	2
Net interest margin (4)	3.82	3.71	3	3.69	4

SELECTED NON-GAAP RATIOS (1)
Tangible common equity ratio (5)	9.26%	9.18%	1%	8.69%	7%
Return on average tangible common equity (6)	12.70	12.90	(2)	14.53	(13)

(1)With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(2)The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.
(4)Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.
(5)Tangible common equity ratio is common shareholders' equity less intangible assets divided by total assets less intangible assets. See "Non-GAAP Reconciliation" for additional information.
(6)Return on average tangible common equity is net income plus amortization of core deposit intangible, net of taxes, divided by average common shareholders' equity less average intangible assets. See "Non-GAAP Reconciliation" for additional information.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION
(Unaudited)
	December 31, 2024			September 30, 2024			December 31, 2023
(dollars in thousands)	Acquired	Originated	Total	Acquired	Originated	Total	Acquired	Originated	Total
CREDIT QUALITY (1)
Nonaccrual loans	$4,591	$8,991	$13,582	$4,314	$13,741	$18,055	$3,791	$5,023	$8,814
Accruing loans past due 90 days and over	—	16	16	—	34	34	—	—	—
Total nonperforming loans	4,591	9,007	13,598	4,314	13,775	18,089	3,791	5,023	8,814
Foreclosed assets and ORE	47	1,963	2,010	267	—	267	80	1,495	1,575
Total nonperforming assets	4,638	10,970	15,608	4,581	13,775	18,356	3,871	6,518	10,389

Nonperforming assets to total assets			0.45%			0.53%			0.31%
Nonperforming loans to total assets			0.39			0.53			0.27
Nonperforming loans to total loans			0.50			0.68			0.34
(1)It is our policy to cease accruing interest on loans 90 days or more past due. Nonperforming assets consist of nonperforming loans, foreclosed assets and other real estate (ORE). Foreclosed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure. ORE consists of closed or unused bank buildings.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION - CONTINUED
(Unaudited)
	December 31, 2024			September 30, 2024			December 31, 2023
	Collectively Evaluated	Individually Evaluated	Total	Collectively Evaluated	Individually Evaluated	Total	Collectively Evaluated	Individually Evaluated	Total
ALLOWANCE FOR CREDIT LOSSES
One- to four-family first mortgage	$4,430	$—	$4,430	$4,402	$—	$4,402	$3,255	$—	$3,255
Home equity loans and lines	801	—	801	785	—	785	688	—	688
Commercial real estate	13,321	200	13,521	13,271	200	13,471	14,604	201	14,805
Construction and land	5,484	—	5,484	5,167	—	5,167	5,292	123	5,415
Multi-family residential	1,090	—	1,090	1,079	—	1,079	474	—	474
Commercial and industrial	6,613	248	6,861	6,635	42	6,677	6,071	95	6,166
Consumer	729	—	729	697	—	697	734	—	734
Total allowance for loan losses	$32,468	$448	$32,916	$32,036	$242	$32,278	$31,118	$419	$31,537

Unfunded lending commitments(2)	2,700	—	2,700	2,460	—	2,460	2,594	—	2,263
Total allowance for credit losses	$35,168	$448	$35,616	$34,496	$242	$34,738	$33,712	$419	$2,594

Allowance for loan losses to nonperforming assets			210.89%			175.84%			303.56%
Allowance for loan losses to nonperforming loans			242.07%			178.44%			357.81%
Allowance for loan losses to total loans			1.21%			1.21%			1.22%
Allowance for credit losses to total loans			1.31%			1.30%			1.32%

Year-to-date loan charge-offs			$1,285			$1,030			$471
Year-to-date loan recoveries			249			229			368
Year-to-date net loan charge-offs			$(1,036)			$(801)			$(103)
Annualized YTD net loan charge-offs to average loans			(0.04)%			(0.04)%			—%

(2)The allowance for unfunded lending commitments is recorded within accrued interest payable and other liabilities on the Consolidated Statements of Financial Condition.